Exhibit 3.1.6
CERTIFICATE OF INCORPORATION
OF
MANUGISTICS HOLDINGS DELAWARE II, INC.
1.	The name of the corporation is Manugistics Holdings Delaware II, Inc.

2.	The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, DE 19808. The name of its registered agent at such address is Corporation Service Company.

3.	The nature of the business or purpose to be conducted or promoted is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

In general, to possess and exercise all of the powers and privileges granted by the General Corporation Law of the State of Delaware or by any other law of Delaware or by this Certificate of Incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

4.	The total number of shares of stock which the corporation shall have authority to issue is 1,000 Shares of Common Stock with a par value of each of such shares being One Cent ($.01), of which amounting in the aggregate to Ten Dollars ($10.00).

5.	The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
Frank E. Dietrick, Jr.	c/o Dilworth Paxson LLP
3200 Mellon Bank Center
1735 Market Street
Philadelphia, PA 19103
6.	The corporation shall have perpetual existence.

7.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

8.	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly has hereunto set my hand this 12th day of July, 2001.

Frank E. Dietrick, Jr., Incorporator